                            ASSET PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 3, 1997

                                  BY AND AMONG

                             PROTEIN (USA) COMPANY,

                             AMERICAN PROTEINS, INC.

                                       AND

                        CHESAPEAKE BAY FISHING CO., L.C.





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                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of November 3, 1997 by and among Protein (USA) Company, a Delaware corporation ("Purchaser"), American Proteins, Inc., a Georgia corporation (the "Company"), and Chesapeake Bay Fishing Co., L.C., a Virginia limited liability company of which 98% of the membership interests are owned by the Company ("Vessel Sub").

                              PRELIMINARY STATEMENT

               The Company, directly through its Ampro Fisheries Company division (the "Ampro Division") and indirectly through Vessel Sub, is engaged in menhaden fishing and the production and sale of fish meal, fish oil and fish solubles (collectively, the "Business"). On the terms and subject to the conditions set forth herein, the Company and Vessel Sub desire to sell, and Purchaser desires to purchase, the properties and assets of the Business by means of asset purchases (such asset purchases being the "Acquisition").

               NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

               Paragraph 1. Certain Defined Terms. As used in this Agreement, the following terms have the meanings assigned to them below in this Paragraph
1. Capitalized terms used in this Agreement and not defined below in this Paragraph 1 have the meanings assigned to them in the Preliminary Statement or
Article IX of the Standard Provisions, as the case may be.

               "Acquired Business" means the Business.

               "Acquisition Consideration" has the meaning specified in Paragraph 2.

               "Closing" has the meaning specified in Paragraph 3.

               "Closing Date" means November 3, 1997 or such later date as to which Purchaser and the Company may agree in writing.

               "Company" means American Proteins, Inc., a Georgia corporation.

               "Company Transfer Documents" has the meaning specified in Paragraph 2.

               "Current Balance Sheets" means the balance sheets of the Ampro Division and Vessel Sub, respectively, as of October 5, 1997.

               "Current Balance Sheet Date" means October 5, 1997.



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               "Effective Date" means the Closing Date.

               "Financial Statements" means the respective balance sheets of the Ampro Division and Vessel Sub as of October 5, 1997 and the related statements of operations for the period commencing January 1, 1997 through the Current Balance Sheet Date, which the Company has delivered to Purchaser.

               "Retained Assets" has the meaning specified in Paragraph 2.

               "Retained Liabilities" has the meaning specified in Paragraph 2.

               "Standard Provisions" has the meaning specified in Paragraph 4.

               Paragraph 2. (A) The Asset Purchase. At the Closing, on the terms and subject to the conditions set forth herein, the Company and Vessel Sub will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase and acquire from the Company and Vessel Sub, all the properties, rights and assets of the Company and Vessel Sub, wherever situated, of every kind, nature and description, tangible and intangible, which are used or held for use in connection with the Acquired Business, whether arising by contract, law or otherwise, including any such properties, rights or assets as have been written off and not included on the books of the Company or Vessel Sub, except for the Retained Assets, all as the same shall exist on the Closing Date (such properties, rights and assets (other than the Retained Assets) being the "Assets"), in each case free of all Liens except for Permitted Liens. The Assets will include (i) all the foregoing (other than the Retained Assets) to the extent used or held for use primarily in connection with the Acquired Business and (ii) the following:

               (a) all customer lists, sales records, credit data and other information relating to present and past customers of the Acquired Business;

               (b) all maritime vessels used or held for use by the Company or Vessel Sub in the Business, together with the related purse boats, nets, machinery equipment and supplies, including those identified in Schedule 2(A)(ii)(b);

               (c) all land, buildings and wharves used or held for use by the Company in the Acquired Business, including those identified in Schedule 2(A)(ii)(c);

               (d) all vehicles and other transportation equipment used or held for use by the Company or Vessel Sub in the Acquired Business, including those identified in Schedule 2(A)(ii)(d);

               (e) all the equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies, furniture and all other tangible personal property of every kind and description used or held for use by the Company or Vessel Sub in the Acquired Business, together with any rights or claims of the Company




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        or Vessel Sub arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets;

               (f) all inventories consisting of purchased parts, factory and yard stores, fuel in the vessels (but not in storage), oil, shipping containers and supplies used or held for use by the Company or Vessel Sub in the Acquired Business, whether in the possession of the Company or Vessel Sub, in the possession of third parties or in transit to or from the Company or Vessel Sub;

               (g) all operating data and operating records relating to or used or held for use in the Acquired Business, including all records, notes, sales and sales promotional data, advertising materials, credit Information, cost and pricing Information, equipment maintenance data, purchasing records and Information, supplier lists, business plans, reference catalogs, payroll and personnel records, stationery, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and Information;

               (h) all Proprietary Rights and all engineering, production and other designs, drawings, specifications, formulas, technology, inventions, processes and know-how used or held for use in connection with the Acquired Business;

               (i) any and all goodwill and going concern value of the Acquired Business;

               (j) all rights in, to and under all Governmental Approvals and other rights under any Governmental Requirement relating to the Acquired Business, including those listed in Schedule 2(A)(ii)(j);

               (k) all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located (other than the Retained Assets) that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Acquired Business as presently being conducted.

Without limiting the generality of the foregoing, the Assets will include those assets reflected on the Current Balance Sheet, other than (i) those that have been disposed of in the ordinary course of business since the Current Balance Sheet Date and (ii) the Retained Assets.

               (B) Retained Assets and Retained Liabilities. (i) The Assets will not include, and Purchaser acknowledges that there shall be excluded from the Assets, all the following of the Company and Vessel Sub (collectively, the "Retained Assets"):

               (a) the corporate seal, Charter Documents and minute books, stock books and other corporate or similar records of the Company and Vessel Sub;

               (b) all product inventories consisting of fish meal, fish oil and fish solubles;




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               (c) all bank accounts, including cash on deposit and uncleared deposits, all petty cash, temporary cash investments and instruments representing the same, marketable securities and other cash and cash equivalents;

               (d) all accounts receivable, notes receivable, loans receivable and advances, together with all instruments and all documents of title representing any of the foregoing and all guaranties and security in favor of the Company or Vessel Sub with respect to any of the foregoing;

               (e) all rights to use the name "Ampro";

               (f) all assets of the Company not located at or near Reedville, Virginia that are not used in or held for use in the Acquired Business and are not classified on the Company's books as part of its Ampro Division;

               (g) all deposits and prepaid insurance of the character included in "Prepaids" on the respective Current Balance Sheets of the Company and Vessel Sub;

               (h) all land, buildings and wharves owned by Vessel Sub in the Acquired Business.

               (i) the rights that accrue or will accrue to the Company and Vessel Sub under this Agreement.

               (j) pledges or deposits by Company and Vessel Sub under workers' compensation laws, including, without limitation, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with debts, tenders, contracts (other than for the payment of indebtedness of Company or Vessel Sub) or leases to which Company or Vessel Sub are a party, or deposits to secure public or statutory obligations of Company or Vessel Sub or deposits of cash or United States government bonds to secure surety, appeal, performance or other similar bonds to which Company or Vessel Sub are a party, or deposits as security for contested taxes or import duties or for the payment for rent;

               (k) any and all rights of Company or Vessel Sub under any lease, executory contract, or other agreement of Company or Vessel Sub relating to the Acquired Business or the Assets;

               (j) any and all rights, causes of action, claims and demands of Company or Vessel Sub against third parties arising out of Seller's or its Affiliates' conduct of the Acquired Business prior to the Closing other than rights or claims of the Company or Vessel Sub arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of the Assets;


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               (m) all licenses, permits and authorizations from governmental authorities to conduct the Acquired Business that may not, as a matter of law, be transferred to Purchaser (and for which Purchaser must make independent application);

               (n) all financial and accounting data and records relating to or used or held for use in the Acquired Business, including all Returns, schedules, work papers, books, records, notes, and related information;

               (o) all computer and electronic data processing programs and software;

               (p) all insurance policies, insurance proceeds and insurance claims relating to all or any part of the Acquired Business and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Company or Vessel Sub is entitled to enforce against the insurer under such policies with respect to the Acquired Business;

               (q) fuel in storage and held for use in the Business;

               (r) the 31 ft. Bertram powerboat and related equipment owned by the Company; and

               (s) all equipment, tools, parts and materials used for the construction, maintenance and repair of vessels.

               (ii) Purchaser is not assuming and will not be obligated by this Agreement or any other Transaction Document to pay, perform, discharge or otherwise be responsible for any debts, liabilities or obligations of the Company or of Vessel Sub, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed and all such debts, liabilities and obligations (the "Retained Liabilities") will remain the responsibility and obligation of the Company and Vessel Sub, as applicable. Without limiting the generality of the foregoing, it is expressly agreed that neither Purchaser nor any Affiliate thereof will assume or incur any liabilities or obligations based on, arising out of or in connection with:

               (a) any Litigation, warranty claim, claim based on violation of any Environmental Law or any other claim associated with or relating to the Assets or the Acquired Business arising out of actions or omissions occurring prior to the Effective Date;

               (b) any obligations under any contract or other agreement with customers, suppliers or any other party;

               (c) any Taxes accruing prior to the Effective Date;

               (d) except as provided herein any liabilities with respect to any Plan,



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        Employment Agreement or Employee Policies and Procedures or any
        claims for wages or other compensation, vacation pay, holiday pay or for severance arising out of alleged or actual employment loss (other than any liabilities for wages and benefits related to WARN notices described in Section 6:04(f) hereof);

               (e) any Indebtedness of the Company or of Vessel Sub;

               (f) any liabilities, obligations or expenses of the Company or of Vessel Sub for any broker's or finder's commission relating to this Agreement or any of the transactions contemplated hereby;

               (g) any liabilities or obligations of the Company or of Vessel Sub arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions contemplated hereby, including fees and expenses of counsel; or

               (h) any liabilities, debts or obligations arising out of actions taken or work done by the Company or by Vessel Sub prior to the Effective Date, including liabilities or obligations arising out of any failure by the Company to perform any contract, commitment or arrangement, including those set forth in any contract with customers, in accordance with its terms prior to the Effective Date.

               (C) Acquisition Consideration. In consideration of the sale, conveyance, assignment and transfer of the Assets by the Company and by Vessel Sub to Purchaser and in reliance on the representations and warranties made herein by the Company and by Vessel Sub, Purchaser agrees on the Closing Date to pay to the Company (for its account and for the account of Vessel Sub), immediately available funds in the amount of $14,400,000 (the "Assets Consideration"). In consideration of the non-competition covenant set forth in
Article VIII of the Standard Provisions, Purchaser agrees on the Closing Date to pay to the Selling Parties and the individual named in Article VIII of the Standard Provisions, and aggregate immediately available funds in the amount of $100,000 (together with the Assets Consideration, the "Acquisition Consideration").

               (D) Delivery of Documents. (ii) At the Closing, the Company and Vessel Sub will each execute and deliver to Purchaser a general conveyance and assignment agreement substantially in the form agreed to by the parties and any other instruments of transfer deemed necessary or appropriate by Purchaser (collectively, the "Company Transfer Documents").

               (ii) At the Closing, the Company will execute and deliver to Purchaser an Agreement for Right of First Refusal on Peruvian Production in the form attached hereto as Schedule 2(E)(ii).

               (F) The Effective Time. The effective time of the Acquisition (the "Effective Time") will be 12:01 a.m., Reedville, Virginia time, on the Effective Date.



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               Paragraph 3. The Closing. On or before the Closing Date, the parties hereto will take all actions necessary to (A) effect the Acquisition and
(B) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V (all those actions collectively being the "Closing"). The Closing will take place at the offices of Long Aldridge & Norman, LLP at 10:30 a.m., Atlanta time, or at such later time on the Closing Date as Purchaser shall specify.

               Paragraph 4. Incorporation of Standard Provisions. The Standard Provisions for Asset Purchases attached hereto as Annex 1 (the "Standard Provisions"), hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

               Paragraph 5. Special Provisions respecting Employment Obligations. Without limiting the generality of the definition of Retained Liabilities, the Company shall be responsible for, and shall pay and discharge when due;

               (a) all end-of-season bonuses for employees of Vessel Sub with respect to the current fishing season (ending in or about December 1997) with no proration based on the period between the Effective Date and the end of such season; and

               (b) all severance and vacation benefits, if any, attributable to work by employees of the Company and Vessel Sub through the Effective Date, based on the Company's Employee Policies and Procedures with no proration based on the period between the Effective Date and the date of such closing.

               Liabilities included in clauses (a) and (b) of this Paragraph 5 shall, notwithstanding any provision to the contrary, be considered as Retained Liabilities.

               Paragraph 6. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

               Paragraph 7. Notices. For purposes of Section 10.06, notices shall be addressed to the Company as follows:

                        American Proteins, Inc.
                        4705 Leland Drive
                        Cumming, GA 30131
                        Attn:  Tommy Bagwell
                        Fax:  (770) 886-2296

        with copies (which shall not constitute notice for purposes of this Agreement) to:



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                        Long Aldridge & Norman, LLP
                        One Peachtree Center
                        303 Peachtree Street, #5300
                        Atlanta, GA  30308
                        Attn:  Briggs Tobin
                        Fax:  (404) 527-4198

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)



                         (Signatures on following page)



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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                               PROTEIN (USA) COMPANY

                               By:
                                  --------------------------------
                                  Robert W. Stockton
                                  Senior Vice President and
                                  Chief Financial Officer

                                AMERICAN PROTEIN, INC.

                                By:
                                  --------------------------------
                                  Thomas N. Bagwell
                                  President and Chief Executive Officer

                               CHESAPEAKE BAY FISHING CO., L.C.

                               By:
                                  ---------------------------------
                                  Thomas N. Bagwell
                                  President and Chief Executive Officer


                                  ---------------------------------
                                  Thomas N. Bagwell, individually for purposes of the Noncompetition Agreement in
                                  Article VIII of Annex 1




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                                                                        Annex 1

                                    ARTICLE I

                                   [RESERVED]

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                       OF
                           THE COMPANY AND VESSEL SUB

                  The Company and Vessel Sub (each, a "Selling Party") jointly and severally represent and warrant to, and agree with, Purchaser that all the following representations and warranties in this Article II are as of the date of this Agreement, and will be, on the Closing Date and immediately prior to the Effective Time, true and correct. Except for the representations contained in Sections 2.01, 2.03, 2.07, 2.08, 2.12 and 2.23, all representations made herein by Company and Vessel Sub are made only to the extent of the actual knowledge (as opposed to constructive or other form of imputed knowledge) of Tommy Bagwell, Bob Smith and Bill Burke, and for all purposes of this Agreement, "knowledge" of Seller or one of its Affiliates shall mean the actual knowledge (as opposed to constructive or other form of imputed knowledge) of Tommy Bagwell, Bob Smith and Bill Burke:

                  Section 2.01. Organization. Schedule 2.01 sets forth the Organization State of each Selling Party. Each Selling Party (a) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its Organization State, (b) has all requisite corporate or other power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing as a foreign corporation or limited liability company, as applicable, in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect.

                  Section 2.02. [Reserved.]

                  Section 2.03. Authorization; Enforceability; Absence of Conflicts; Required Consents. (a) The execution, delivery and performance by each Selling Party of this Agreement and each other Transaction Document to which it is a party, and the carrying into effect of the Acquisition and the other transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and those Governmental Requirements.

                  (b) This Agreement has been, and each of the other Transaction Documents to



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which each Selling Party is a party, when executed and delivered to Purchaser, will have been, duly executed and delivered by such Selling Party and is, or when so executed and delivered will be, the legal, valid and binding obligation of the such Selling Party, enforceable against such Selling Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance in accordance with their respective terms by each Selling Party of the Transaction Documents to which it is a party have not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of such Selling Party, (B) any Material Governmental Requirement applicable to such Selling Party or (C) any Material Agreement of such Selling Party or the Acquired Business, (ii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of such Selling Party or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require such Selling Party to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any of the Assets (or upon any revenues, income or profits of the Acquired Business therefrom).

                  Section 2.04. [Reserved.]

                  Section 2.05. [Reserved.]

                  Section 2.06. [Reserved.]

                  Section 2.07. Title to the Assets. The Selling Parties have and are transferring to Purchaser good, valid and marketable title to all the Assets, free and clear of all Liens except for Permitted Liens.

                  Section 2.08. Company Transfer Documents. The Company Transfer Documents are effective to vest in Purchaser good title to all the Assets, free and clear of all Liens except for Permitted Liens.

                  Section 2.09. Sufficiency of the Assets. Except for the Retained Assets, the Assets comprise all the properties, rights and assets of every type and description, real, personal and mixed, tangible and intangible, which have been used or employed or held for use by the Selling Parties primarily in operating the Acquired Business during the past 12 months.

                  Section 2.10. [Reserved.]

                  Section 2.11. Litigation. Except as disclosed in Schedule 2.11, no Litigation is pending or, to the knowledge of any Selling Party, threatened which relates to the Assets or the



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Acquired Business.

                  Section 2.12. Financial Statements; Disclosure. (a) Financial Statements. (i) The Financial Statements (including in each case the related schedules and notes, if any) delivered to Purchaser present fairly, in all material respects, the financial position of the Acquired Business at the respective dates of the balance sheets included therein and the results of operations and cash flows of the Acquired Business for the respective periods set forth therein and have been prepared in accordance with the past practices of the Selling Parties (subject, in the case of interim financial statements, to normal and recurring year-end adjustments and the absence of footnote disclosure). As of the date of any balance sheet of each Selling Party included in the Financial Statements delivered to Purchaser, such Selling Party then had no outstanding Indebtedness to any Person and no liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Acquired Business and required to be reflected in those Financial Statements or in the notes related thereto in accordance with GAAP which were not so reflected.

                  (ii) Since the Current Balance Sheet Date, no change has occurred in the business, operations, properties or assets, liabilities, condition (financial or other) or results of operations of the Acquired Business that could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect.

                  (b) Disclosure. As of the date hereof, all Information that has been made available to Purchaser by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not Materially misleading in light of the circumstances under which those statements were made.

                  Section 2.13. [Reserved.]

                  Section 2.14. [Reserved.]

                  Section 2.15. [Reserved.]

                  Section 2.16. [Reserved.]

                  Section 2.17. Real Properties. (a) Schedule 2.17 lists and correctly describes in all material respects: (i) all real properties owned by either Selling Party and included in the Assets and, for each of those properties, the address thereof and the use thereof in the Acquired Business, and (ii) all real properties of which either Selling Party is the lessee under a lease included in the Assets and, for each of those properties, the address thereof and the lease (including its expiration date and any renewal options) relating thereto.



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                  (b) The Company has provided Purchaser with true, complete and correct copies of all title reports and insurance policies owned or in the possession of any of the Selling Parties and relating to any of the real properties listed as being owned in Schedule 2.17. Except as set forth in
Schedule 2.17 or those reports and policies, and except for Permitted Liens, the Selling Party designated in Schedule 2.17 owns in fee, and has good, valid and marketable title to, free and clear of all Liens, each property listed in
Schedule 2.17 as being owned.

                  (c) The Company has provided Purchaser with true, correct and complete copies of all leases under which a Selling Party is leasing any of the properties listed in Schedule 2.17 as being leased and, except as set forth in
Schedule 2.17, (i) each of those leases is, to the knowledge of such Selling Party, valid and binding on the lessor party thereto, and (ii) such Selling Party has not sublet any of the leased space to any Person.

                  (d) The fixed assets of the Company which are included in the Assets are affixed only to one or more of the real properties listed in Schedule
2.17 and EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE COMPANY TRANSFER AGREEMENTS, SELLERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIM ANY SUCH WARRANTIES WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS GENERALLY OR FOR A PARTICULAR PURPOSE, OF THE FIXED ASSETS. PURCHASER HAS BEEN AND WILL BE AFFORDED AN OPPORTUNITY TO SATISFY ITSELF WITH RESPECT TO THE FOREGOING. PURCHASER ACCEPTS THE FIXED ASSETS "AS-IS, WHERE-IS".

                  Section 2.18. Other Tangible Assets. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE COMPANY TRANSFER AGREEMENTS, SELLERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIM ANY SUCH WARRANTIES WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS GENERALLY OR FOR A PARTICULAR PURPOSE, OF THE ASSETS COMPRISED OF PROPERTY, PLANT AND EQUIPMENT. PURCHASER HAS BEEN AND WILL BE AFFORDED AN OPPORTUNITY TO SATISFY ITSELF WITH RESPECT TO THE FOREGOING. PURCHASER ACCEPTS THE ASSETS "AS-IS, WHERE-IS", EXCEPT THAT THE VESSELS SHALL BE DELIVERED AT THE PORT OF Reedville, Virginia.

                  Section 2.19. Proprietary Rights. Except as set forth in
Schedule 2.19, the Selling Parties own, free and clear of all Liens other than Permitted Liens, or have the legal right to use, all Proprietary Rights that are necessary to the conduct of the Acquired Business as now conducted, in each case free, to their knowledge, of any claims or infringements, and these Proprietary Rights are included in the Assets. Schedule 2.19 (a) lists these Proprietary Rights and (b) indicates those owned by a Selling Party and, for those not listed as so owned, the agreement or other arrangement pursuant to which they are possessed. Except as set forth in Schedule 2.19, (a) no consent of any Person will be required for the use of any of these Proprietary Rights by Purchaser or any Subsidiary of Purchaser following the Effective Time and (b) no governmental registration of any of these Proprietary Rights has lapsed or expired or been

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canceled, abandoned, opposed or the subject of any reexamination request.

                  Section 2.20. [Reserved.]

                  Section 2.21. [Reserved.]

                  Section 2.22. [Reserved.]

                  Section 2.23. Employee Matters. (a) Cash Compensation.
Schedule 2.23 sets forth a complete written list of the names, titles and rates of annual salary at the Current Balance Sheet Date and at the date hereof of all employees of the Selling Parties who are actively employed in the Business (other than employees employed in the shipyard and diesel operations) (hereinafter, the "Transferred Employees").

                  Section 2.24. [Reserved.]

                  Section 2.25. [Reserved.]

                  Section 2.26. [Reserved.]

                  Section 2.27. Absence of Changes. Since the Current Balance Sheet Date, except as set forth in Schedule 2.27, none of the following has occurred with respect to the Acquired Business:

                  (a) any circumstance, condition, event or state of facts (either singly or in the aggregate), which has caused, is causing or will cause a Material Adverse Effect;

                  (b) any increase in, or any commitment or promise to increase, the rates of cash compensation as of the date hereof, except for ordinary and customary bonuses and salary increases for employees at the times and in the amounts consistent with its past practice;

                  (c) any work interruptions, labor grievances or claims filed that will have a Material Adverse Effect following the Effective Time;

                  (d) any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of the Assets of any kind which singly is or in the aggregate are Material to the Acquired Business;

                  (e) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the Assets or requiring consent of any Person to the transfer and assignment of any of the Assets;

                  (f) any purchase or acquisition of, or agreement, plan or arrangement to

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         purchase or acquire, any property, rights or assets outside of the ordinary course of operating the Acquired Business consistent with its past practices;

                  (g) any waiver of any of any Selling Party's rights or claims that singly is or in the aggregate are Material to the Acquired Business; or

                  (h) any transaction by a Selling Party outside the ordinary course of operating the Acquired Business or not consistent with the past practices of the Acquired Business.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to each Selling Party that all the following representations and warranties in this Article III are as of the date of this Agreement, and will be on the Closing Date and immediately prior to the Effective Time, true and correct:

                  Section 3.01. Organization; Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority under the laws of its Organization State and its Charter Documents to own or lease and to operate its properties presently and following the Effective Time and to carry on its business as now conducted and as proposed to be conducted following the Effective Time.

                  Section 3.02. Authorization; Enforceability; Absence of Conflicts; Required Consents. (a) The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party, and the effectuation of the Acquisition and the other transactions contemplated hereby and thereby, are within its corporate power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

                  (b) This Agreement has been, and each of the other Transaction Documents to which Purchaser is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance in accordance with their

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




respective terms by Purchaser of the Transaction Documents to which it is a party have not and will not violate, breach or constitute a default under (i) its Charter Documents, (ii) any Governmental Requirement applicable to it or
(iii) any of its Material Agreements.

                  (d) Except as may be required by the HSR Act or the applicable state securities or blue sky laws, no Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by Purchaser for the execution, delivery or performance by Purchaser of the Transaction Documents to which it is a party, the enforcement against Purchaser, of its obligations thereunder or the effectuation of the Acquisition and the other transactions contemplated thereby.

                  Section 3.03. [Reserved.]

                  Section 3.04. [Reserved.]

                                   ARTICLE IV
                                   [RESERVED]

                                    ARTICLE V

                     CONDITIONS TO CLOSING AND CONSUMMATION

                  Section 5.01. Conditions to the Obligations of Each Party The obligation of each party hereto to take the actions contemplated to be taken by that party at the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions or waiver pursuant to
Section 10.04:

                  (a) No Litigation. No Litigation shall be pending on the Closing Date to restrain, prohibit or otherwise interfere with, or to obtain material damages or other relief from Purchaser or any Subsidiary of Purchaser in connection with, the consummation of the Acquisition.

                  Section 5.02. Conditions to the Obligations of the Selling Parties. The obligations of each Selling Party with respect to actions to be taken by them at or before the Closing Date and the actions to be taken on the Closing Date are subject to the satisfaction, or the waiver by such Selling Party pursuant to Section 10.04 on or before the Closing Date, of (a) all the conditions set forth in Schedule 5.02, if any, and (b) the condition that all the representations and warranties of Purchaser in Article III shall be true and correct as of the Closing Date as though made at that time.

                  Section 5.03. Conditions to the Obligations of Purchaser. The obligations of Purchaser with respect to actions to be taken by it at or before the Closing Date are subject to the

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satisfaction, or the waiver by Purchaser pursuant to Section 10.04, on or before the Closing Date of (a) all the conditions set forth in Schedule 5.03, if any, and (b) all the following conditions:

                  (1) Representations and Warranties. All the representations and warranties of the Selling Parties in Article II shall be true and correct as of the Closing as though made at that time;

                  (2) Delivery of Documents. The Selling Parties shall have delivered to Purchaser a secretary's certificate, in substantially the form agreed to by Purchaser signed by the Secretary of each Selling Party, respecting the Charter Documents of such Selling Party, resolutions of the Board of Directors and stockholders of such Selling Party and the incumbency and signatures of certain officers of such Selling Party.

                                   ARTICLE VI

                     COVENANTS FOLLOWING THE EFFECTIVE TIME

                  Section 6.01. [Reserved.]

                  Section 6.02. [Reserved.]

                  Section 6.03. [Reserved.]

                  Section 6.04. Transferred Employees. (a) As of the Effective Time, Purchaser will hire each Transferred Employee shown on Schedule 2.23, and the terms of any such employment for each such employee, including cash compensation and benefits, will be substantially the same in the aggregate as the compensation and benefits received by each such employee prior to the Closing. Purchaser agrees to continue employment for any Transferred Employees who normally work on the vessels operated in the Business at least through the end of the 1997 fishing season and as long as Purchaser continues to run its own vessels in the 1997 season, and to continue the employment of all other Transferred Employees through at least December 31, 1997, subject in any case to the right to terminate any such Transferred Employee for cause.

                  (b) Without the prior written consent of Purchaser, no Selling Party will make, or permit any of its Affiliates to make, at any time after the date hereof any representations or promises, written or oral, to any employee of any Selling Party concerning that employee's employment by Purchaser or any Subsidiary of Purchaser or any compensation payable by Purchaser or any Subsidiary of Purchaser to that employee following the Effective Time. At reasonable times after the date hereof, Purchaser will be entitled to (i) interview such of the employees of the Selling Parties who are involved in the Acquired Business as it wishes and (ii) review and retain copies of the Company's personnel records and performance evaluations of

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those employees. At the request of Purchaser, each Selling Party will make its employees available to provide reasonable assistance to Purchaser in such interview process.

                  (c) No Transfer of Plans. No portion of the assets of any ERISA Employee Benefit Plan, or Employee Policies and Procedures, heretofore sponsored or maintained by either Selling Party or any Selling Party Subsidiary (and no amount attributable to any such ERISA Employee Benefit Plan or Employee Policies and Procedures) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such Plan or Employee Policies and Procedures after the Effective Time. All amounts payable by either Selling Party under any such Plan or Employment Policies and Procedures directly to any employees of the Selling Party who become employees of Purchaser or any Subsidiary of Purchaser shall be paid or caused to be paid by the Company within 30 days after the Effective Time to the extent that such payment is not inconsistent with the terms of such ERISA Employee Benefit Plan or Employee Policies and Procedures.

                  (d) Transferred Employee Bonuses. Pursuant to provisions of certain collective bargaining agreements, employment arrangements or other agreements with the Selling Parties, certain of the Transferred Employees may be eligible for bonuses upon the completion of the 1997 fishing season. Pursuant to those agreements and the Selling Parties' desire to accommodate the transfer of these employees, the Selling Parties agree to pay (or to reimburse the Purchaser for payment of) 100 percent of such bonuses for the 1997 fishing season. Because portions of the bonuses payable may be earned after the Closing Date and will be based on volumes of fish caught and/or processed after the Closing Date, the Purchaser agrees to make its books and records regarding volumes caught and/or processed by the Acquired Business from the Closing Date through the end of the 1997 fishing season available to the Selling Parties for the necessary calculation of such bonuses.

                  (e) Insurance Coverages for Transferred Employees. Purchaser agrees to provide immediate coverage for the Transferred Employees as of the Effective Time under a group health insurance plan sponsored by the Purchaser or a substantially similar plan. The group health insurance coverage will provide major medical and catastrophic coverages similar to those provided by the Selling Parties' plan. The Purchaser agrees to waive all waiting or elimination periods and preexisting condition limitations of such plan for the Transferred Employees and to equalize deductibles for the year for the Transferred Employees.

                  (f) Worker Adjustment and Retraining Notification Act. The Selling Parties will terminate the employment of the Transferred Employees as of the Effective Time. Purchaser agrees to provide, on or before the Effective Time, notice to the Transferred Employees, appropriate union representatives and appropriate local government officials of its acquisition of the Acquired Business and the resulting impact on the employment of the Transferred Employees, as required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 'SS''SS'2101-2109 (the "WARN Act"), including any anticipated dates of plant shutdown or mass layoffs. Purchaser agrees to indemnify and hold harmless the Selling Parties from and against any liability arising under the WARN Act with respect to the employees of the Selling Parties whose termination of employment occurs on the Closing Date. This indemnification provision shall survive the Closing and shall remain effective concurrent with the legal limitations period applicable to such WARN Act liability.

                  Section 6.05. Tax Matters. (a) Ad valorem or other property Taxes respecting the Assets will be allocated between the portion of any taxable period that is prior to the Effective Date and the portion of that period extending from and including the Effective Date on a daily basis. The Selling Parties will be liable for the payment of (i) all ad valorem or other property Taxes respecting the Assets which are allocable to the portion of the taxable period that is prior to the Effective Date and (ii) all ad valorem or other property Taxes respecting the Retained Assets for all taxable periods. Purchaser will be liable for the payment of all ad valorem or other property Taxes respecting the Assets which are allocable to the portion of the taxable period from and including the Effective Date. Purchaser will provide to the Company a copy of each ad valorem or other property Tax assessment on, or notice of assessed value and ad valorem or other property Taxes due respecting, the Assets Purchaser receives for each taxable period in which the Effective Date occurs, whereupon the applicable Selling Party promptly will pay to Purchaser its portion of those ad valorem or other Property Taxes, determined as provided above; thereafter, Purchaser will pay that amount when due to the appropriate Taxing Authority. Except as provided in this Section 6.05(a), Purchaser will not have any liability for Taxes payable by the Company (including income, sales or transfer taxes) with respect to the operations or assets of the Company or the Acquired Business or the consummation of the Acquisition or the other transactions contemplated hereby.

                  (b) Purchaser and the Company will allocate the Acquisition Consideration in accordance with Section 1060 of the Code.

                  (c) Notwithstanding anything in this Agreement to the contrary, the Purchaser shall, upon reasonable request, promptly cause to be made available to the Company (or its agent), in the form and manner of such request, any and all operating information, including (without limitation) all data, records, and reports, any of which were included within the Assets, which are the subject of this Agreement.

                  Section 6.06. [Reserved.]

                  Section 6.07. Compliance With Bulk Sales Laws. The parties hereby waive compliance by the parties with any applicable bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Selling Parties jointly and severally will indemnify Purchaser from, and hold them harmless against, any Damages or Damage Claims relating from or arising out of the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement.

                  Section 6.08. [Reserved.]

                  Section 6.09. Certain Transfers Requiring Consents. In the event that an attempted conveyance, assignment, transfer or delivery of any claim, contract, license, lease,

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




sales order, purchase order, commitment, consent, franchise, privilege or any other asset, claim, right or benefit to be assigned to Purchaser as provided in this Agreement (collectively, the "Rights") would be ineffective without the consent of a third party or any other Person or would affect the rights of Purchaser thereunder so that Purchaser would not receive all the Rights, the Selling Parties shall make commercially reasonable efforts cause the benefits of the Rights (or the economic equivalent thereof) to be provided to Purchaser as appropriate, and will cooperate with Purchaser in any commercially reasonable arrangement required to provide Purchaser with the benefits of all such Rights, including (i) maintenance by a Selling Party of a Right in its name in trust for the benefit of Purchaser, (ii) at the sole option of Purchaser, enforcement for the benefit of Purchaser of any and all such Rights against a third party.

                  Section 6.10. Further Assurances. The Selling Parties on request by Purchaser from time to time after the Effective Date, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. From and after the Effective Date, the Selling Parties will promptly refer all inquiries with respect to ownership of the Assets or the Acquired Business to Purchaser.

                  Section 6.11. [Reserved.]

                  Section 6.12. [Reserved.]

                                   ARTICLE VII

                                 INDEMNIFICATION

                  Section 7.01. Survival of Representations and Warranties. All the provisions of this Agreement will survive the Closing and Effective Time indefinitely notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in (or deemed by any of the Special Provisions to be set forth in) Articles II and III and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the first anniversary of the Effective Date, except that the representations and warranties of the Selling Parties in Section 2.07 will survive forever. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article VII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that will terminate and expire as provided in this Section 7.01, no claim presented in writing for indemnification pursuant to this Article VII on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

                  Section 7.02. Indemnification of Purchaser Indemnified Parties. Subject to the

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applicable provisions of Sections 7.01 and 7.06, the Selling Parties covenant and agree that they, jointly and severally, will indemnify each Purchaser Indemnified Party against, and hold each Purchaser Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of the Selling Parties set forth herein or in certificates delivered in connection herewith, or (ii) any nonfulfillment of any covenant or agreement on the part of the Selling Parties under this Agreement (each such Damage Claim and each Damage Claim described in Section 7.02(b) being an "Purchaser Indemnified Loss"); provided, however, that in no event shall the Selling Parties be obligated to indemnify any Purchaser Indemnified Party for any Damages incurred pursuant to clauses (i) or (ii) above if such Purchaser Indemnified Party had actual knowledge of such breach of the representations and warranties of the Selling Parties set forth herein or any non-fulfillment of any covenant or agreement on the part of the Selling Parties under this Agreement and failed to notify the Selling Parties of such knowledge prior to Closing. Any indemnification provided to any Purchaser Indemnified Party by the Selling Parties hereunder for Damages shall be determined net of (x) any Tax benefit actually recognized which reduced, or will reduce when a Tax return is filed, the Tax liability of such Purchaser Indemnified Party, or (y) any insurance coverage with respect thereto which reduces Damages of such Purchaser Indemnified Party that would otherwise be sustained.

                  Section 7.03. Indemnification of Seller Indemnified Parties. Purchaser covenants and agrees that it will indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or relate or otherwise are attributable to (a) any breach by Purchaser of its representations and warranties set forth herein or in its certificates, if any, delivered to the Selling Parties in connection herewith or (b) any nonfulfillment of any covenant or agreement on the part of Purchaser in this Agreement (each such Damage Claim being a "Seller Indemnified Loss").

                  Section 7.04. Indemnification of Purchaser Indemnified Parties for Certain Environmental Matters.

                  (a) The Selling Parties agree to indemnify, reimburse, defend and hold harmless the Purchaser Indemnified Parties from and against Damages arising from Environmental Claims relating to the real property Assets (but not the fixed or other Tangible Assets). Upon demand by the Purchaser Indemnified Parties, the Selling Parties shall diligently defend any such Environmental Claim commenced against the Purchaser Indemnified Parties, at the Selling Parties' own cost and expense and by counsel chosen by the Selling Parties.

                  (b) In no event shall the Selling Parties be obligated to indemnify, reimburse, defend or hold harmless any Purchaser Indemnified Party in relation to any investigation, cleanup, removal, containment, or remedial action (referred to individually or collectively as "Response Action") to the extent any such Response Action is not required by applicable Environmental Law assuming use of the property that does not differ materially from use of the property as of the Closing Date.

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




                  (c) The Selling Parties shall have no obligation to indemnify, reimburse, defend, or hold harmless any Purchaser Indemnified Party for any Environmental Claim described in Section 7.04(a) above that arises as a result of any Purchaser Indemnified Party providing notice to a Governmental Authority or any party not affiliated with any Selling Party of any act or omission of any Selling Party or any environmental condition on any site that is part of the Assets, where such Purchasing Party was not required by law to provide such notice.

                  (d) The provisions of this Section shall be subject to the conditions on indemnification contained in Section 7.05 of this Agreement, and shall be the exclusive remedy available to the Purchaser Indemnified Parties relating to any Environmental Claim or other environmental matter.

                  (e) As to any Environmental Claim for which any Purchaser Indemnified Party seeks indemnification, such Purchaser Indemnified Party shall promptly (and prior to the performance of any Response Action) provide the Selling Parties with all information known to the Purchaser Indemnified Parties relating to such Environmental Claim, report regularly to the Selling Parties regarding the performance of any Response Action and make available to the Selling Parties all documents pertaining to such Environmental Claim.

                  (f) The obligations of the Selling Parties under this Section shall terminate on the second anniversary of the Closing Date except with respect to Environmental Claim of which a Purchaser Indemnified Party gave notice to the Company prior to such date.

                  Section 7.05. Conditions of Indemnification. (a) All claims for indemnification under this Agreement shall be asserted and resolved as follows in this Section 7.05.

                  (b) A party claiming indemnification under this Agreement (an "Indemnified Party") shall within thirty calendar days of learning of the existence of a claim for which indemnification could be sought (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect or relating to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. The failure to deliver a Claim Notice shall not within thirty calendar days, as specified herein shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VII with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party

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desires, at the sole cost and expense of the Indemnifying Party, to defend the
Indemnified Party against that Third Party Claim.

                  (c) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.05(c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise fully cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the lawful activities of any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem essential to protect its interests or those of the Indemnifying Party, and to preserve any and all applicable claims and defenses; provided that the Indemnified Party shall make no admission of liability during such Election Period. Should Indemnified Party make such an admission of liability, the obligation to indemnify under this Agreement shall end. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 7.05(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at its own expense.

                  (d) If the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII, and if that dispute is resolved by a court of competent jurisdiction or by agreement in favor of the Indemnifying Party, the Indemnified Party shall bear the costs and expenses of its own defense of a Third Party Claim, as well as all fees and expenses incurred by the Indemnifying Party in connection with such litigation and in connection with defending the claim for indemnification. If the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII and if that dispute is resolved by a court of competent jurisdiction or by agreement in favor of the Indemnified Party, the Indemnifying Party shall bear the costs and expenses of its owndefense of a Third Party Claim, as well as all fees and expenses incurred by the Indemnified Party in connection with such litigation and in connection with pursuing the claim for indemnification.

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                  (e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party within thirty business days of first learning of such claim a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes the claim specified by the Indemnified Party in the Indemnity Notice, that claim shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed that claim, as provided above, that dispute shall be resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of that dispute within 30 days after notice of that dispute is given.

                  (f) Payments of all amounts owing by an Indemnifying Party pursuant to this Article VII relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim,
(ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement in respect of that Third Party Claim. Payments of all amounts owing by an Indemnifying Party pursuant to Section 7.04(e) shall be made within 30 days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  Section 7.06. Exclusive Remedy. Except as otherwise provided in Sections 8.02 or 10.01 hereof or pursuant to the terms of any Company Transfer Document, the indemnification provided to any Purchaser Indemnified Party by the Selling Parties hereunder shall be the sole and exclusive remedy of such Purchaser Indemnified Party for Damages arising out of the breach of this Agreement or any of the transactions contemplated herein by the Selling Parties.

                                  ARTICLE VIII

                           LIMITATIONS ON COMPETITION

                  Section 8.01. Prohibited Activities. Each Selling Party and Tommy Bagwell, individually agrees, severally and not jointly with any other Person, that it will not, during the period beginning on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly, for any reason, for his own account or on behalf of or together with any other
Person:

                  (i) engage as a director, officer or in any similar executive capacity or as an owner, co-owner, financier or other investor of or in any business engaged in menhaden

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         fishing and the production of fish meal and fish oil and fish solubles from such fishing (collectively, the "Restricted Business") in the area from Rhode Island to South Carolina and in the area from Mississippi to Texas and the territorial waters of the United States adjacent thereto (the "Territory"). For purposes hereof the Restricted Business does not include the blending of fish meal purchased from Persons not affiliated with any of the Selling Parties and the sale of such fish meal products;

                  (ii) call on any natural person who is at that time employed by the Acquired Business or Purchaser in any managerial capacity with the purpose or intent of attracting that person from the employ of the Acquired Business or Purchaser;

                  (iii) call on, or solicit, either directly or indirectly, any Person that at that time is, or at any time within one year prior to that time was, a customer of the Acquired Business or Purchaser or any prospective customer that had or, to the knowledge of the Selling Parties, was about to receive a business proposal from Purchaser, in any case within any Territory (A) for the purpose of engaging in the Restricted Business in that Territory and (B) with the knowledge of that customer relationship; or

                  (iv) call on any Entity which to Selling Party's knowledge has been called on by Purchaser in connection with a possible acquisition by Purchaser, with the knowledge of that Entity's status as such an acquisition candidate, for the purpose of acquiring that Entity or arranging the acquisition of that Entity by any Person other than Purchaser.

Notwithstanding the foregoing, the Selling Parties may own and hold as a passive investment up to 5% of the outstanding capital stock of a competing Entity if that class of capital stock is listed on a national stock exchange or included in the Nasdaq National Market.

                  Section 8.02. Damages. Because of the difficulty of measuring economic losses to Purchaser as a result of any breach by the Selling Parties of their covenants in Section 8.01, and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, the Company and each Selling Party agree that Purchaser may enforce the provisions of Section 8.01 by injunctions and restraining orders against any Selling Party or above-identified individual if it or he breaches any of those provisions.

                  Section 8.03. Reasonable Restraint. The parties hereto each agree that Sections 8.01 and 8.02 impose reasonable restraints in light of the activities and business of Purchaser on the date hereof and the current business plans of Purchaser.

                  Section 8.04. Severability; Reformation. The covenants in this
Article VIII are severable and separate, and the unenforceability of any specific covenant in this Article VIII is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article VIII. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 8.01 are unreasonable as applied to any Selling Party or



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the above identified individual, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to the Company or that Selling Party or other Person, as the case may be.

                  Section 8.05. Independent Covenant. All the covenants in this
Article VIII are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Selling Party against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any covenant in this
Article VIII. It is specifically agreed that the period specified in Section
8.01 shall be computed in the case of the Selling Parties by excluding from that computation any time during which a Selling Party [or other Person], as the case may be, is in violation of any provision of Section 8.01. The covenants contained in this Article VIII shall not be affected by any breach of any other provision hereof by any party hereto.

                  Section 8.06. Materiality. Each Selling Party, severally and not jointly with any other Person, hereby agree that this Article VIII is a material and substantial part of the transactions contemplated hereby.

                                   ARTICLE IX

                     DEFINITIONS AND DEFINITIONAL PROVISIONS

                  Section 9.01. Defined Terms. As used in this Agreement, the following terms have the meanings assigned to them below:

                  "Acquired Business" has the meaning specified in Paragraph 1.

                  "Acquisition" has the meaning specified in the Preliminary Statement.

                  "Acquisition Consideration" has the meaning specified in Paragraph 2.

                  "Agreement" means this Agreement, including all attached Schedules, Annexes, Addenda and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

                  "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).



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                  "Assets" has the meaning specified in Paragraph 2 of the
         Preliminary Statement.

                  "Asset Purchase" means a transaction in which the Company or Vessel Sub sells, and Purchaser purchases, assets constituting the Acquired Business.

                  "Capital Stock" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

                  "Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

                  "Claim Notice" has the meaning specified in Section 7.05.

                  "Closing" has the meaning specified in Paragraph 3.

                  "Closing Date" has the meaning specified in Paragraph 1.

                  "Code" means the Internal Revenue Code of 1986.

                  "Company" has the meaning specified in Paragraph 1.

                  "Company Transfer Documents" has the meaning specified in Paragraph 2.

                  "Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.



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                  "Current Balance Sheet" has the meaning specified in
         Paragraph 1.

                  "Current Balance Sheet Date" has the meaning specified in Paragraph 1.

                  "Damage" to any specified Person means any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on or any liability (including loss of earnings or profits) of any other nature of that Person; provided, that if any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim and for which the Indemnified Party seeks indemnification pursuant to Section 7.05(e), the amount of Damages attributable to that claim will not include any amount representing consequential, exemplary, punitive or treble damage.

                  "Damage Claim" means, as asserted (a) against any specified Person, any claim, demand or Litigation made or pending against the specified Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

                  "Effective Date" has the meaning specified in Paragraph 1.

                  "Effective Time" has the meaning specified in Paragraph 2.

                  "Election Period" has the meaning specified in Section 7.05.

                  "Employee Policies and Procedures" means at any time all employee manuals and all material written policies, procedures and work-related rules that apply at that time to any employee, nonemployee director or officer of, or any other natural person performing consulting or other independent contractor services for, a Selling Party or any Selling Party Subsidiary.

                  "Employment Agreement" means at any time any (a) agreement to which a Selling Party or any Selling Party Subsidiary is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Company or any Selling Party Subsidiary, whether as an employee, a nonemployee officer or director, a consultant or other independent contractor, a sales representative or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, and (b) agreement between a Selling Party or any Selling Party Subsidiary and any Person which arises from the sale of a business by that Person to the Selling Party or any Selling Party Subsidiary and limits that Person's competition with a Selling Party or any Selling Party Subsidiary.

                  "Entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated



                                      -19-


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         organization or association, mutual company, joint stock company or joint venture.

                  "Environmental Claim" means a claim or demand for the costs or Damages incurred in any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action threatened, instituted or completed by any Governmental Authority or third party (which shall not include any Purchaser Indemnified Party, any affiliate of any Purchaser Indemnified Party, any party with whom any Purchaser Indemnified Party has a contractual relationship, or any party that is in the chain of title for any site that is part of the Assets) against any Purchaser Indemnified Party, arising out of the acts or omissions of any Selling Party, relating to the environment or natural resources. In addition, as to claims for which demand for indemnification is made by any Purchaser Indemnified Party within six (6) months of the Closing Date, "Environmental Claim" also shall mean the cost of any investigation, cleanup, removal, containment, or remediation relating to the environment or natural resources, necessitated by facts or conditions discovered during Purchaser's environmental investigation of the real property Assets.

                  "Environmental Laws" means any and all Governmental Requirements relating to the environment, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyl's, chlorofluorocarbons (including chlorofluorocarbon-12) or hydrochlorofluorocarbons) in effect as of the Effective Date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "ERISA Affiliate" means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

                  "ERISA Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and includes any ERISA Pension Benefit Plan.

                  "ERISA Pension Benefit Plan" means any "employee pension benefit plan", as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer
         Plan).




                                      -20-


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                  "Financial Statements" means the Initial Financial Statements.

                  "GAAP" means generally accepted accounting principles and practices in the United States as in effect from time to time which have been applied on a basis consistent with the most recent Financial Statements delivered to Purchaser prior to the Effective Time.

                  "Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

                  "Governmental Authority" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

                  "Governmental Requirement" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

                  "Guaranty" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or
         (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                   "Indebtedness" of any Person means, without duplication, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances and similar instruments), for the



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         deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of capital leases or (iv) in respect of interest rate protection agreements, (b) any liability secured by any Lien upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

                  "Indemnity Notice" has the meaning specified in Section 7.05.

                  "Indemnified Party" has the meaning specified in Section 7.05.

                  "Indemnifying Party" has the meaning specified in Section
         7.05.

                  "Information" means written information, including (a) data, certificates, reports and statements (excluding Financial Statements) and (b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.

                  "IRS" means the Internal Revenue Service.

                  "Lien" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or
         (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in the applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that asset.

                  "Litigation" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

                  "Material" means, as applied to any Entity or the Acquired Business, material to the business, operations, property or assets, liabilities, financial condition or results of

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         operations of that Entity and its Subsidiaries considered as a whole or the Acquired Business, as the case may be.

                  "Material Adverse Effect" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Acquired Business, that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any Damages in excess of $250,000.

                  "Material Agreement" of any Entity means any contract or agreement (a) to which that Entity or any of its Subsidiaries is a party, or by which that Entity or any of its Subsidiaries is bound or to which any property or assets of that Entity or any of its Subsidiaries is subject and (b) which is Material to that Entity.

                  "Multiemployer Plan" means a "multiemployer" plan as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

                  "Organization State" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation, (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern that Entity's internal affairs.

                  "Other Compensation Plan" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by a Selling Party or any Selling Party Subsidiary, or to which such Selling Party or any Selling Party Subsidiary contributes, on behalf of any of its employees, nonemployee directors or officers or other natural persons performing consulting or other independent contractor services for the Selling Party or any Selling Party Subsidiary, (a) including all such arrangements, plans, policies, practices or programs providing for severance pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or options, warrants or rights to acquire Capital Stock of the Company or any Company Subsidiary, but (b) excluding all Selling Party ERISA Pension Plans and Employment Agreements.

                  "Permitted Liens" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom): (a) Liens for Taxes if the same are not at the time due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person's business in connection with workmen's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (d) Liens incurred in the ordinary course of that Person's business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and

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         return-of-money bonds and other obligations of like nature; (e)
         easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person's business or existing on property and not materially interfering with the ordinary conduct of that Person's business or the use of that property;
         (f) defects or irregularities in that Person's title to its real properties which do not materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person's business or the use of any of such properties; (g) any interest or title of a lessor of assets being leased by any Person pursuant to any capital lease disclosed in Schedule 2.18 or any lease that, pursuant to GAAP, would be accounted for as an operating lease; and (h) Liens securing purchase money Indebtedness disclosed in
         Schedule 2.17 or 2.18 so long as such Liens do not attach to any property or assets other than the properties or assets purchased with the proceeds of such Indebtedness.

                  "Person" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

                  "Proprietary Rights" means (a) patents, applications for patents and patent rights, (b) in each case, whether registered, unregistered or under pending registration, trademark rights, trade names, trade name rights, corporate names, business names, trade styles or dress, service marks and logos and other trade designations and copyrights and (c), in the case of a Selling Party, all agreements relating to the technology, know-how or processes used in the Acquired Business.

                  "Purchaser Indemnified Loss" has the meaning specified in
         Section 7.02.

                  "Purchaser Indemnified Party" means Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and counsel.

                  "Records" means all agreements, commitments, computer programs and other software, contracts, books, records, files and other written data relating to the Acquired Business.

                  "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

                  "RCRA" means the Resource Conservation and Recovery Act of
         1976.

                  "Retained Assets" has the meaning specified in Paragraph 2 of the Preliminary Statement.

                  "Retained Liabilities" has the meaning specified in Paragraph 2 of the Preliminary

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         Statement.

                  "Returns" of any Person means the returns, reports or statements (including any Information returns) any Governmental Requirement requires to be filed by that Person for purposes of any Tax.

                  "Seller Indemnified Loss" has the meaning specified in Section 7.03.

                  "Seller Indemnified Party" means (a) each Selling Party and each of that Selling Party's Affiliates, officers, directors, agents and counsel.

                  "Selling Party Subsidiary" means at any time any Entity that is a Subsidiary of the Company at that time.

                  "Solid Wastes, Hazardous Wastes or Hazardous Substances" have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of the Company or any Company Subsidiary which imparts a broader meaning to any of those terms than does CERCLA or RCRA.

                  "Subsidiary" of any specified Person at any time, means any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

                  "Supplemental Information" has the meaning specified in
         Section 4.07.

                  "Tax" or "Taxes" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Taxing Authority" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

                  "Third Party Claim" has the meaning specified in Section 7.05.

                  "Transaction Document" means this Agreement and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement including those specified or referred to in Article V to be delivered at or before the Closing, all as amended, modified or supplemented from time to time.

                  Section 9.02. Other Defined Terms. Words and terms used in these Standard

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Provisions which are defined elsewhere in this Agreement are used herein as therein defined.

                  Section 9.03. Other Definitional Provisions. (a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, CERCLA, ERISA, the Exchange Act, RCRA and the Securities Act, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

                  (b) When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Paragraph," "Section," "Annex," "Addendum," "Schedule" and "Exhibit" refer to Articles, Paragraphs and Sections of, and Annexes, Addenda, Schedules and Exhibits to, this Agreement unless otherwise specified.

                  (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

                  (d) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

                  Section 9.04. Captions. Captions to Articles, Paragraphs, Sections and subsections of, and Annexes, Addenda, Schedules and Exhibits to, this Agreement or any other Transaction Document are included for convenience of reference only, and such captions shall not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

                                    ARTICLE X

                               GENERAL PROVISIONS

                  Section 10.01. Treatment of Confidential Information. (a) Each Selling Party acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the Selling Parties relating to the Acquired Business and/or Confidential Information of Purchaser and its Subsidiaries. Each Selling Party agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of Purchaser, will not disclose such Confidential Information to any Person except (a) Representatives of Purchaser and (b) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 10.01; provided, however, that Confidential Information shall not include such information as (i) becomes known to the public generally through no fault of any Selling Party, (ii) is required to be



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disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), each Selling Party shall, if possible, give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any Selling Party of the provisions of this Section 10.01 with respect to any Confidential Information, Purchaser shall be entitled to seek an injunction restraining such Selling Party from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.01(a), and because of the immediate and irreparable damage that would be caused to Purchaser for which it would have no other adequate remedy, each Selling Party agrees that Purchaser may seek to enforce the provisions of Section 10.01(a) by injunctions and restraining orders against each of them who breaches any of those provisions.

                  (c) The obligations of the parties under this Section 10.01 shall survive the termination of this Agreement.

                  Section 10.02. Brokers and Agents. Each Selling Party represents and warrants to Purchaser that such Selling Party has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agrees to indemnify Purchaser against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by such Selling Party.

                  Section 10.03. Assignment; No Third Party Beneficiaries. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of Purchaser. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Article VII or as otherwise provided expressly herein or therein.

                  Section 10.04. Entire Agreement; Amendment; Waivers. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Selling Parties, Purchaser and Purchaser and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by Selling Parties and Purchaser. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.



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                  Section 10.05. Expenses. Whether or not the transactions
contemplated hereby are consummated, (a) Purchaser will pay the fees, expenses and disbursements of Purchaser and its Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Purchaser under this Agreement, and (b) the Selling Parties will pay all sales, use, transfer and other similar taxes and fees incurred in connection with the transactions contemplated hereby including the fees, expenses and disbursements of counsel for the Selling Parties incurred in connection with the subject matter of this Agreement. The Selling Parties will file all necessary documentation and Returns with respect to all sales, use, transfer and other similar taxes and fees it is required by this Section 10.05 to pay. In addition, the Selling Parties, and not Purchaser, will pay all Taxes due upon receipt of the consideration payable to the Company pursuant to the transactions contemplated by this Agreement.

                  Section 10.06. Notices. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received
(a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or
(b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                  (i) if to Purchaser, addressed to it at:

                                    Zapata Corporation
                                    1717 St. James Place
                                    Suite 550
                                    Houston, Texas  77056

; and

                  (ii) if to a Selling Party, addressed to such Person as set forth in Paragraph 7.

                  Section 10.07. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

                  Section 10.08. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or



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acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

                  Section 10.09. Time. Time is of the essence in the performance of this Agreement in all respects.

                  Section 10.10. Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  Section 10.11. [Reserved.]

                  Section 10.12. [Reserved.]

                  Section 10.13. Risk of Loss. Legal title, equitable title and risk of loss respecting the Assets will not pass to Purchaser until the Assets are sold, conveyed, assigned and transferred to Purchaser on the Closing Date.

                                   ARTICLE XI
                                   [RESERVED]





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